South Carolina's Bank

T O O U R S H A R E H O L D E R S , C U S T O M E R S a n d F R I E N D S Robert R. Horger Chairman of the Board SCBT Financial Corporation and Robert R. Hill, Jr. President and CEO SCBT Financial Corporation It is with great pride that we communicate the results that SCBT Financial Corporation’s employees achieved in 2005. To summarize, it was a record year on almost every front. While we have celebrated many achievements this year, we will focus on the four primary areas from which we measure our success and the key drivers of our accomplishments: soundness, profitability, growth and people. Soundness: We experienced exceptional performance in credit quality with charge-offs at only .11% of average loans, past due loans at year-end of .70%, and OREO at a record low level of $379,000 at year end. Particularly impressive was SCBT of the Piedmont, which ended the year in a net recovery position. Credit quality has always been a core strength, and even as we experience significant growth, we continue to focus on very high performance in this area. Profitability: We also experienced record earnings with earnings per share increasing 17.8% and net income increasing 18.8%. All of our banks performed well during the year with SCBT of the Piedmont’s earnings up 34.8% and South Carolina Bank and Trust’s earnings up 22.0%. Additionally, SunBank had earnings of $98,000 net of merger expenses during the final six weeks of the year when the company owned SunBank. We were fortunate to see some net interest margin expansion from the end of 2004 throughout 2005. Additionally, we generated increased fees associated with loans, deposit services, and investment services. Expense control also contributed to our increased profitability. Our process improvement initiative resulted in a decrease in overhead of $1.3 million, which exceeded our $1 million goal for 2005. We continued to enter or expand in growth markets, and although our growth initiatives in these markets are expensive, they are critical to the continued growth and increased profitability of our company. Growth: Our team produced extraordinary growth this year with assets increasing by 34% and deposits increasing by 26%. Our growth “We experienced record earnings with earnings per share increasing 17.8% and net income increasing 18.8%.”

we are most gratified that many great bankers around the state share our passion for what we are building and are joining our team. While 2006 may be a challenging year with higher rates, a flat yield curve, and a potentially slower economy, we are confident our team will work very hard to ensure that we provide service and performance at very high levels. We thank you for your continued support as we build South Carolina’s premier community bank. Robert R. Horger Chairman of the Board Robert R. Hill, Jr. President and Chief Executive Officer

AT A GLANCE

INVESTMENT HIGHLIGHTS

> 5 year Compound Annual Growth Rate (CAGR) of

- Total Assets 17.1%
- Deposits 16.1%
- Cash Dividends 8.0%

> 5 year Total Return on Stock . . . 234%

2005 HIGHLIGHTS

> Loan Growth of 33%

> Low Net Charge-offs: 11 Basis Points of Average Loans

> Noninterest Deposit Growth of 13%

> Total Deposit Growth of 26%

> Acquired Devine Mortgage

> Acquired New Commerce Bank

> Acquired SunBank

> Expanded to 15 South Carolina Counties

2005 Financial Summary

	2005	2004	% Change
(Dollars in thousands except per share)			
Loans, Net of Unearned Discount	$ 1,535,901	$ 1,153,230	33.2 %
Total Assets	$ 1,925,856	$ 1,436,977	34.0 %
Total Deposits	$ 1,473,289	$ 1,171,313	25.8 %
Shareholders' Equity	$ 148,403	$ 118,798	24.9 %
Net Income	$ 16,655	$ 14,016	18.8 %
Diluted EPS	$ 2.03	$ 1.72	17.8 %
Return on Average Assets	1.00%	1.05%	(4.8) %
Return on Average Equity	13.19%	12.20%	8.1 %

5

SCBT FINANCIAL / Summary of Operations Year Ended December 31 (Dollars in thousands, except per share) 2005 2004 2003 2002 2001 Interest income $ 94,293 $ 67,913 $ 64,854 $ 67,324 $ 74,472 Interest expense 28,710 14,643 14,622 18,752 29,972 Net interest income 65,583 53,270 50,232 48,572 44,500 Provision for loan losses 4,907 4,332 2,345 3,227 2,304 Net interest income after provision for loan losses 60,676 48,938 47,887 45,345 42,196 Noninterest income 23,855 22,650 22,915 17,848 13,680 Noninterest expense 60,053 51,135 48,715 42,567 37,133 Income before provision for income taxes 24,478 20,453 22,087 20,626 18,743 Provision for income taxes 7,823 6,437 7,301 6,792 6,486 Net income $ 16,655 $ 14,016 $ 14,786 $ 13,834 $ 12,257 PER CoMMoN SHARE Net income, basic $ 2.05 $ 1.74 $ 1.83 $ 1.72 $ 1.51 Net income, diluted 2.03 1.72 1.82 1.71 1.51 Book value 17.17 14.77 13.91 12.85 11.57 Cash dividends 0.68 0.65 0.63 0.54 0.50 Dividend payout ratio 34.29% 36.66% 33.98% 33.71% 32.63%

SCBT FINANCIAL / 2005 Financial Highlights % Change Year Ended December 31 Increase/ (Dollars in thousands, except per share) 2005 2004 (Decrease) FoR THE YEAR Interest income $ 94,293 $ 67,913 38.9 Interest expense 28,710 14,643 96.1 Net interest income 65,583 53,270 23.1 Provision for loan losses 4,907 4,332 13.3 Noninterest income 23,855 22,650 5.3Noninterest expense 60,053 51,135 17.4 Income before provision for income taxes 24,478 20,453 19.7 Provision for income taxes 7,823 6,437 21.5 Net income 16,655 14,016 18.8 PER CoMMoN SHARE Net income, basic $ 2.05 $ 1.74 17.8 Net income, diluted 2.03 1.72 18.0 Cash dividends 0.68 0.65 4.9 Book value 17.17 14.77 16.17 KEY PERFoRMANCE MEASuRES Return on average assets 1.00% 1.05% (4.8) Return on average equity 13.19 12.20% 8.11 Average nonperforming assets as a percentage of loans & OREO 0.24 0.35 (31.4) Average shareholders’ equity as a percentage of average assets 7.56 8.65 (12.5) SELECTED YEAR END BALANCES Assets $1,925,856 $ 1,436,977 34.03 Loans, net of unearned income* 1,535,901 1,153,230 33.18 Investment securities 182,744 165,446 9.71 Deposits 1,473,289 1,171,313 25.78 Nondeposit borrowings 294,420 141,136 108.61 Shareholders’ equity 148,403 118,798 24.92 Number of common shares outstanding 8,644,883 8,038,382 7.55 Share data have been retroactively adjusted to give effect to a 10% common stock dividend paid to shareholders of record on November 22, 2002 and a 5% common stock dividend paid to shareholders of record on December 20, 2004. *Excludes loans held for sale. For more financial information about the Company, please refer to SCBT Financial Corporation’s 2005 Annual Report on Form 10-K, a copy of which is included with the package provided to the Company’s shareholders in connection with the Company’s 2006 annual meeting of shareholders.

Dr. Rona Belford President Belford research, Inc. Bluffton, SC Belford Research Inc. is a Microelectronics Research Company specializing in Electronic Materials, in particular straining semiconductor materials and devices. “Frankly, most banks, especially the larger ones in the area, looked at me a little skeptically. They gave inappropriate advice and were really not in tune with the needs of a small operation. They didn’t know or weren’t interested. They were unsure of what to make of a woman with a Ph.D. running a high-tech physical electronics company, and in the lowcountry, no less. One bank did listen and responded with useful, honest advice and service, the one bank that took my business seriously and helped to launch the new building was South Carolina Bank and Trust. They gave me and my business personal attention, which all “start ups” need in the early stages, and they’ve continued to be efficient, accurate and flexible as we’ve grown. When it came to making a choice of banks, it was one of the best decisions I’ve made. The employees of South Carolina Bank and Trust are professional and honest; they respect what I want to accomplish. I appreciate that.”

ROBERT CASTELLANI President DEAN BUGNAR CFO North American Rescue Products, Inc. Greenville, SC
North American Rescue Products, Inc. develops products and training simulations that have a direct correlation to decreasing preventable deaths on the battlefield.
“We like to think that we’re doing things for the right reasons. For instance, our business provides products for combat medical situations; products that will ultimately save soldier and civilian lives. We provide real-life simulations to train medics before they go into combat situations. and we do things like having vocational rehab patients assemble our products, which helps them feel productive while they’re getting back on their feet. We wanted a bank that has the same sort of emotional barometer we have, a bank that possesses the same sense of obligation to do the right thing in the community. Our choice was South Carolina Bank and Trust. They’ve helped our business grow, and they’ve even helped us set up our charity accounts. They understand what we’re all about, because they took the time to know us.”

DavID r. FIShEr President Creek harbour land Development, llC Murrells Inlet, SC
Creek Harbour is the epitome of quiet, lowcountry living in a natural environment, close to the conveniences of Murrells Inlet and the Grand Strand.
“now, you may not realize it to look at me, but I move pretty darn fast. You have to when you’re trying to develop property in a resort area that’s growing by leaps and bounds. I needed a bank that moves at the same pace I do, and I’ve got to tell you, I interviewed a lot of places before I made a decision. You see, I wanted a bank that wasn’t afraid to give me advice. I wanted a bank that let me talk directly to the decision makers. I wanted a bank that had the same sort of entrepreneurial spirit I had. lucky for me, I found one that gave me everything I wanted… SunBank. hey, it wasn’t a selfish choice, just a smart one.”

SCBT and South Carol ina’s hIghEr EDuCaTIOn “The way we see it, the future is as close as tomorrow, and as cliched as that might sound, the students attending Claflin, SC State and OC Tech are a crucial part of our future. They are decision makers-in-training; they are visionaries just learning to look down the road. If we don’t train them properly and give them the opportunities to lead, South Carolina may continue to lag in the areas where we’d like to be first. Our bank has its origins right here. and that’s why we feel such an obligation to have the origins of the new South Carolina right here as well. as long as we’re around, we’ll be supporting these schools. It’s probably the smartest investment we’ll ever make.”

“The kids sitting in those classrooms are going to help build the new South Carolina.We want to make sure they have the right tools.” F. Gene McConnel l , J r. , Regional Pres ident SCBT
(Pictured from left) Dr. Henry Tisdale, President Claflin University; Dr. Anne Crook, President Orangeburg Calhoun Technical College; Dr. Andrew Hugine, President, South Carolina State University; F. Gene McConnell, Jr., Regional President SCBT

MarkET grOWTh PrOjECTED 2005-2010 5 key SC Markets:* 7.7% Southeast: 6.5% united States: 4.8% * MSA’s: Columbia, Charleston-North Charleston, Greenville-Spartanburg-Anderson, Charlotte-
Gastonia-Rock Hill, Myrtle Beach Former New Commerce main office at East Butler Road and Interstate 385 2005 was a year of immense growth for South Carolina. The state attracted a high level of $1.27 billion in investments by new companies entering South Carolina to start or expand their business. The job creation rate from these companies was the second highest since the SC Department of Commerce began tracking records. The projected average wage for these new jobs was 13% higher than last year’s and 45% higher than the State’s current per capita income. For SCBT, growth continues to be a priority. In 2005, we acquired SunBank, Devine Mortgage and new Commerce Bank, opened a new office in hilton head and broke ground on a new branch in Fort Mill, expanding our services to reach even more communities throughout the state. South Carolina is booming, and it is part of SCBT’s mission to support our communities with that growth. Source: South Carolina Department of Commerce 2005 Capital Investment Report.

SCBT celebrated the one year anniversary of its listing on the NASDAQ Stock Market on March 9, 2005.

SCBT FINANCIAL / Stock Performance and Statistics

The financial information on pages 18 through 21 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in SCBT Financial Corporation's 2005 Annual Report on Form 10-K.

	2005	2004	2003	2002	2001
STOCK PERFORMANCE					
Dividends per share	**$ 0.68**	$ 0.65	$ 0.63	$ 0.54	$ 0.50
Dividend payout ratio	**34.29%**	36.66%	33.98%	33.71%	32.63%
Dividend yield (based on the average of the high and low for the year)	**2.14%**	2.06%	2.45%	2.42%	3.32%
Price/earnings ratio (end of year) (based on year-end stock price and diluted earnings per share)	**16.46x**	19.52x	15.70x	13.45x	11.07x
Price/book ratio (end of year)	**1.95x**	2.27x	2.05x	1.78x	1.44x
COMMON STOCK STATISTICS					
Stock price ranges:					
High	**$ 34.89**	$ 37.38	$ 30.67	$ 27.96	$ 18.83
Low	**28.53**	25.60	20.52	16.73	11.26
Close	**33.42**	33.57	28.58	22.86	16.71
Volume traded on exchanges	**2,202,700**	1,711,500	1,436,000	2,049,200	837,900
As a percentage of average shares outstanding	**27.09%**	21.23%	17.81%	25.46%	10.35%
Earnings per share, basic	**$ 2.05**	$ 1.74	$ 1.83	$ 1.72	$ 1.51
Earnings per share, diluted	**2.03**	1.72	1.82	1.70	1.51
Book value per share	**17.17**	14.77	13.91	12.85	11.57

QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS

Quarter	2005			2004			2003		
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
1st	$33.250	$28.530	$0.170	$31.667	$28.762	$0.162	$26.667	$20.524	$0.152
2nd	$32.000	$28.810	$0.170	$31.143	$25.600	$0.162	$26.752	$23.486	$0.152
3rd	$34.890	$31.350	$0.170	$30.762	$25.810	$0.162	$26.971	$23.857	$0.162
4th	$34.340	$30.980	$0.170	$37.381	$28.086	$0.162	$30.667	$26.333	$0.162

Per share data have been retroactively adjusted to give effect to a 10% common stock dividend paid to shareholders of record on November 22, 2002 and a 5% common stock dividend paid to shareholders of record on December 20, 2004.

18

SCBT FINANCIAL / Selected Consolidated Financial Data

			At December 31		
(Dollars in thousands, except per share)	**2005**	2004	2003	2002	2001
Assets	**$1,925,856**	$ 1,436,977	$ 1,197,692	$ 1,144,948	$ 1,025,682
Loans, net of unearned income*	**1,535,901**	1,153,230	938,760	863,422	748,080
Investment securities	**182,744**	165,446	152,009	164,951	189,933
Deposits	**1,473,289**	1,171,313	947,399	898,163	811,523
Nondeposit borrowings	**294,420**	141,136	133,017	138,116	116,117
Shareholders' equity	**148,403**	118,798	112,349	103,495	93,065
Number of locations	**41**	34	32	32	30
Full-time equivalent employees	**590**	513	514	480	442
SELECTED RATIOS					
Return on average equity	**13.19%**	12.20%	13.72%	14.09%	13.64%
Return on average assets	**1.00**	1.05	1.23	1.28	1.21
Average equity as a percentage of average assets	**7.56**	8.65	9.00	9.05	8.91
ASSET QUALITY RATIOS					
Allowance for loan losses to period end loans	**1.30%**	1.25%	1.25%	1.28%	1.28%
Allowance for loan losses to period end nonperforming loans	**468.74**	442.64	173.30	233.47	203.74
Nonperforming assets to period end loans and OREO	**0.30**	0.43	0.87	0.67	0.74
Nonperforming assets to period end total assets	**0.24**	0.35	0.88	0.51	0.47
Net charge-offs to average loans	**0.11**	0.15	0.19	0.25	0.19

**Excludes loans held for sale*


Consumer Real Estate 27%
Equity Line 9%
Consumer 10%
Commercial & Industrial 12%
CRE & Commercial Secured by Real Estate 42%

LOAN MIX


Money Market 18%
Savings 5%
NOW Accounts 19%
Time Deposits 41%
Demand Deposits (NIBL) 17%

DEPOSIT MIX

19

SCBT FINANCIAL / Consolidated Balance Sheets

(Dollars in thousands, except par value)	Year Ended December 31 2005	2004
ASSETS		
Cash and cash equivalents:		
Cash and due from banks	$ 58,554	$ 39,261
Interest-bearing deposits with banks	3,140	14,876
Federal funds sold and securities purchased under agreement to resell	41,440	3,000
Total cash and cash equivalents	103,134	57,137
Investment securities:		
Securities held to maturity (fair value of $18,453 in 2005 and $25,406 in 2004)	18,194	24,604
Securities available for sale, at fair value	153,628	135,058
Other investments	10,922	5,784
Total investment securities	182,744	165,446
Loans held for sale	12,961	13,837
Loans	1,535,918	1,153,407
Less unearned income	(17)	(177)
Less allowance for loan losses	(20,025)	(14,470)
Loans, net	1,515,876	1,138,760
Premises and equipment, net	43,664	33,667
Goodwill	32,220	3,717
Other assets	35,257	24,413
Total assets	$ 1,925,856	$ 1,436,977
LIABILITIES AND SHAREHOLDERS' EQUITY		
Deposits:		
Noninterest-bearing	$ 254,099	$ 224,027
Interest-bearing	1,219,190	947,286
Total deposits	1,473,289	1,171,313
Federal funds purchased and securities sold under agreements to repurchase	150,163	89,208
Other borrowings	144,257	51,928
Other liabilities	9,744	5,730
Total liabilities	1,777,453	1,318,179
Commitments and contingencies		
Shareholders' equity:		
Common stock - $2.50 par value; authorized 40,000,000 shares; 8,644,883 and 7,657,094 shares issued and outstanding in 2005 & 2004, respectively	21,612	19,143
Stock dividend distributable	-	955
Surplus	90,481	72,079
Retained earnings	37,614	26,486
Accumulated other comprehensive income	(1,304)	135
Total shareholders' equity	148,403	118,798
Total liabilities and shareholders' equity	$ 1,925,856	$ 1,436,977

20

SCBT FINANCIAL / Consolidated Statements of Income

	Year Ended December 31		
(Dollars in thousands, except per share)	2005	2004	2003
Interest income:			
Loans, including fees	$ 85,590	$ 61,267	$ 58,283
Investment securities:			
Taxable	6,162	4,861	4,682
Tax-exempt	1,217	1,461	1,679
Federal funds sold and securities purchased under agreements to resell	949	138	82
Money market funds	1	11	67
Deposits with banks	374	175	61
Total interest income	94,293	67,913	64,854
Interest expense:			
Deposits	21,146	11,243	11,555
Federal funds purchased and securities sold under agreements to repurchase	3,031	687	545
Other borrowings	4,533	2,713	2,522
Total interest expense	28,710	14,643	14,622
Net interest income:			
Net interest income	65,583	53,270	50,232
Provision for loan losses	4,907	4,332	2,345
Net interest income after provision for loan losses	60,676	48,938	47,887
Noninterest income:			
Service charges on deposit accounts	12,473	11,854	11,537
Other service charges and fees	11,375	9,030	11,378
Gain on sale of assets	7	1,766	-
Total noninterest income	23,855	22,650	22,915
Noninterest expense:			
Salaries and employee benefits	34,074	27,762	28,670
Net occupancy expense	3,493	3,309	2,887
Furniture and equipment expense	4,340	4,447	4,397
Realized losses on securities available for sale	202	4	-
Other expense	17,944	15,613	12,761
Total noninterest expense	60,053	51,135	48,715
Earnings:			
Income before provision for income taxes	24,478	20,453	22,087
Provision for income taxes	7,823	6,437	7,301
Net income	$ 16,655	$ 14,016	$ 14,786
Earnings per share:			
Basic	$ 2.05	$ 1.74	$ 1.83
Diluted	$ 2.03	$ 1.72	$ 1.82

21

SCBT Financial Corporation Board of Directors: (standing, left to right) Dwight W. Frierson, A. Dewall Waters, M. Oswald Fogle, Robert R. Hill, Jr., Robert R. Horger, Susie H. VanHuss, Ph.D., James W. Roquemore, Thomas E. Suggs, Ralph W. Norman, Jr., Luther J. Battiste, III, (seated, left to right) Colden R. Battey, Jr., J.W. Williamson, III, Caine Halter, Harry M. Mims, Jr., Cathy Cox Yeadon, Dalton B. Floyd, Jr.

SCBT
FINANCIAL
CORPORATION

SCBT FINANCIAL / Board of Directors

Colden R. Battey, Jr.
Partner and Attorney
Harvey & Battey, PA
Beaufort, SC

Luther J. Battiste, III
Partner and Attorney
Johnson, Toal & Battiste, PA
Columbia and Orangeburg, SC

Dalton B. Floyd, Jr.
Chairman of the Board, SunBank, N.A.
Attorney and Owner
The Floyd Law Firm, PC
Surfside Beach, SC

M. Oswald Fogle
President and
Chief Executive Officer
Decolam, Inc.
Orangeburg, SC

Dwight W. Frierson
Vice Chairman of the Board
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

Caine Halter
President
Coldwell Banker Commercial Caine
Greenville, SC

Robert R. Hill, Jr.
President and
Chief Executive Officer
Columbia, SC

Robert R. Horger
Chairman of the Board
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

Harry M. Mims, Jr.
President
J.F. Cleckley & Company
Orangeburg, SC

Ralph W. Norman, Jr.
President
Warren Norman Co., Inc.
Rock Hill, SC

James W. Roquemore
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod/Carolina
Orangeburg, SC

Thomas E. Suggs
President and
Chief Executive Officer
Kassman & Suggs, Inc.
Columbia, SC

Susie H. VanHuss, Ph.D.
Executive Director
University of South Carolina Foundations
Columbia, SC

A. Dewall Waters
Partner/Owner
A.D. Waters Enterprises, LLC
Orangeburg, SC

J.W. Williamson, III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

Cathy Cox Yeadon
Vice President, Human Resources
Cox Industries, Inc.
Orangeburg, SC

22

EXECUTIVE OFFICERS

Robert R. Horger
Chairman of the Board

Robert R. Hill Jr.
President and
Chief Executive Officer

Dwight W. Frierson
Vice Chairman
of the Board

John C. Pollok
Senior Executive Vice President
and Chief Operating Officer

Richard C. Mathis
Executive Vice President
and Chief Financial Officer

Joe E. Burns
Executive Vice President
and Chief Credit Officer

James C. Hunter Jr.
Executive Vice President
and Secretary

A. Loran Adams
Senior Vice President
and General Auditor

Standing, left to right:

Richard C. Mathis
Executive Vice President
and Chief Financial Officer

Robert R. Hill, Jr.
President and
Chief Executive Officer

Thomas S. Camp
President and
Chief Executive Officer
SCBT of the Piedmont

John C. Pollok
Senior Executive Vice President
and Chief Operating Officer

Seated, left to right:

Joe E. Burns
Executive Vice President
and Chief Credit Officer

Dane H. Murray
Executive Vice President
and Division Head
Lowcountry and
Orangeburg Regions

John F. Windley
Executive Vice President
and Division Head
Upstate, Midlands and
Beaufort Regions

SCBT FINANCIAL / EXECUTIVE MANAGEMENT TEAM

SOUTH CAROLINA BANK AND TRUST

SCBT / Board of Directors

Colden R. Battey, Jr.
Partner and Attorney
Harvey & Battey, PA
Beaufort, SC

Luther J. Battiste, III
Partner and Attorney
Johnson, Toal & Battiste, PA
Columbia and Orangeburg, SC

Dalton B. Floyd
Chairman of the Board, SunBank, N.A.
Attorney and Owner
The Floyd Law Firm
Surfside Beach, SC

M. Oswald Fogle
President and
Chief Executive Officer
Decolam, Inc.
Orangeburg, SC

Dwight W. Frierson
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

Caine Halter
President
Coldwell Banker Commercial Caine
Greenville, SC

Robert R. Hill, Jr.
President and
Chief Executive Officer
Columbia, SC

Robert R. Horger
Chairman of the Board
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

Harry M. Mims, Jr.
President
J.F.Cleckley & Company
Orangeburg, SC

James W. Roquemore
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod/Carolina
Orangeburg, SC

Thomas E. Suggs
President and
Chief Executive Officer
Keenan & Suggs, Inc.
Columbia, SC

Susie H. VanHuss, Ph.D.
Executive Director of Foundations
University of South Carolina
Columbia, SC

A. Dewall Waters
Partner/Owner
A.D. Waters Enterprises, LLC
Orangeburg, SC

J .W. Williamson, III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

Cathy Cox Yeadon
Vice President, Human Resources
Cox Industries, Inc.
Orangeburg, SC

SunBank

SUNBANK / Board of Directors

Thomas Bouchette
President and Chief Executive Officer
Murrells Inlet, SC

Edsel J. ("Coupe") De Ville
Aerial Photography Consultant
Surfside Beach, SC

John S. Divine, III
Co-owner
Divine Holdings, LLC
and Divine Restaurants, Inc.
Murrells Inlet, SC

Dalton B. Floyd, Jr.
Chairman of the Board
Attorney and Owner
The Floyd Law Firm, PC
Surfside Beach, SC

Jeanne L. Fourrier-Eggart
Periodontist and Owner
Jeanne L. Fourrier, DDS, MHS, PA
Myrtle Beach, SC

David E. Grabeman
Dentist and Owner
David E. Grabeman, DDS, PA
Pawleys Island, SC

Richard Edwin Heath
Owner
Richard E. Heath, CPA, CVA, PC
Surfside Beach, SC

Paul John Hletko
Owner and Pediatrician
Georgetown Pediatric Center, PA
Georgetown, SC

Judy B. Long
Owner
Sports Spectacular, Inc.
and Salt Peddler, LLC
Pawleys Island, SC

Georgie B. Martin
Owner
Garden City Pavilion
Surfside Beach, SC

Thomas O. Morris, Jr.
Pharmacist and Owner
Home Medical Care
and Hemingway Pharmacy, Inc.
Andrews, SC

Joel A. Pellicci
President and Owner
Jo-Lin Enterprises
Surfside Beach, SC

Donald E. Perry
President and Co-Owner
Lakewood Camping Resort
Surfside Beach, SC

John C. Pollok
Senior Executive
Vice President and
Chief Operating Officer
SCBT Financial Corporation
South Carolina Bank and Trust
Columbia, SC

Chandler C. Prosser
President and Owner
Prosser Realty Company, Inc.
and Wachesaw Golf, LLC
Surfside Beach, SC

Larry N. Prosser
President and Owner
Glenn's Bay, Inc.
Murrells Inlet, SC

24

SENIOR MANAGEMENT TEAM

Left to right (back row)

Thomas Bouchette
President and
Chief Executive Officer
SunBank, N.A.

James B. Brant
Senior Vice President
Manager of Correspondent Banking

J. Gary Hood
Executive Vice President and
Chief Operating Officer
SCBT of the Piedmont

H. Richard Sturm
Senior Vice President
Beaufort Regional President

David J. Charpia
Senior Vice President

Nathaniel A. Barber
Senior Vice President
Community Development Officer

Randy L. Carmon
Executive Vice President and
Chief Operating Officer
SunBank, N.A.

Marc J. Bogan
Senior Vice President
Sales Executive

Allen M. Hay, Jr.
Executive Vice President
Support Division

Seated (middle row)

Rodney W. Overby
Senior Vice President
Chief Information Officer

Standing (middle row)

F. Gene McConnell Jr.
Senior Vice President
Orangeburg Regional President

Left to right (front row)

Thomas S. Ledbetter
President
The Mortgage Banc

John S. Goettee
Senior Vice President
Midlands Regional President

Karen L. Dey
Senior Vice President
Controller

A. Todd Harward
President
Wealth Management Group

A. Loran Adams
Senior Vice President
General Auditor

P. Hobson Busby
Executive Vice President
Senior Credit Administrator

Not Pictured

J. Alex Shuford, III
Executive Vice President

SOUTH CAROLINA BANK AND TRUST® *of the Piedmont*

SCBT of the PIEDMONT / Board of Directors

Bernard N. Ackerman, CPA, PA
Rock Hill, SC
Vice Chairman of the Board and
Secretary

Thomas S. Camp
President and
Chief Executive Officer
Rock Hill, SC

Frank S. Campbell
Retired President and CEO
AME, Inc.
Fort Mill, SC

Dwight W. Frierson
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

R. Wesley Hayes, Jr.
Chairman of the Board
Attorney
Harrelson and Hayes
Rock Hill, SC

Robert R. Hill, Jr.
President and
Chief Executive Officer
SCBT Financial Corporation
South Carolina Bank and Trust
Columbia, SC

Ralph W. Norman, Jr.
President
Warren Norman Co., Inc.
Rock Hill, SC

Jolene Stepp-Tuttle
Sales consultant
Coldwell Banker United, Realtors
Rock Hill, SC

Jay K. Shah, MD
Carolina Cardiology Associates
Rock Hill, SC

Jacob D. Smith
Retired President and CEO
Smith Enterprises, Inc.
Rock Hill, SC

Frank M. Wilkerson, Jr.
President
Wilkerson Fuel Co., Inc.
Rock Hill, SC

S C B T F I N A N C I A L / B r a n c h e s S C B T Bamberg 2770 Main Highway Bamberg, SC 29003 (803) 245-2416 Beaufort 1121 Boundary Street Beaufort, SC 29901 (843) 521-5600 Bluffton 1328 Fording Island Road Bluffton, SC 29910 (843) 837-2100 Cayce 1100 Knox Abbott Drive Cayce, SC 29033 (803) 739-0276 Charleston 304 Meeting Street Suite 200 Charleston, SC 29401 (843)853-6540  Columbia 520 Gervais Street Columbia, SC 29201 (803) 771-2265 2010 Clemson Road Columbia, SC 29229 (803) 788-7845 3202 Millwood Avenue Columbia, SC 29205 (803) 256-6501 (Loan Production Office) Denmark 18587 Heritage Highway Denmark, SC 29042 (803) 793-3324 Elloree 6512 Old No. 6 Highway Elloree, SC 29047 (803) 897-2121 Florence 1600 West Palmetto Street Florence, SC 29501 (843) 673-9900 Greenville 200 East Broad Street Suite 100 Greenville, SC 29601 (864) 250-4455 (No Drive Thru Available) 3622 Pelham Road Greenville, SC 29615 (864) 254-9460 501 New Commerce Court Greenville, SC 29607 (864) 297-6333 Hardeeville 21979 Whyte Hardee Blvd. Hardeeville, SC 29927 (843) 784-3151 Harleyville 122 West Main Street Harleyville, SC 29448 (843) 462-7687 Hilton Head 81 Main Street Hilton Head, SC 29926 (843) 342-2100 5 Park Lane Hilton Head, SC 29928 (843) 842-4637 (No Drive Thru Available) Lady’s Island 184 Sea Island Parkway Lady’s Island, SC 29907 (843) 521-5660 Lake City 266 West Main Street Lake City, SC 29560 (843) 394-1417 Lexington 5140 East Sunset Boulevard Lexington, SC 29072 (803) 951-3360 (Loan Production Office) Moncks Corner 317 North Highway 52 Moncks Corner, SC 29461 (843) 761-8024 Norway 8403 Savannah Highway Norway, SC 29113 (803) 263-4295 (No ATM Available) orangeburg 950 John C. Calhoun Drive Orangeburg, SC 29115 (803) 534-2175 2705 Old Edisto Drive Orangeburg, SC 29115 (803) 531-0540 (Drive Thru Only) 1255 St. Matthews Road Orangeburg, SC 29118 (803) 531-0520 3025 St. Matthews Road Orangeburg, SC 29115 (803) 531-0550 Ridgeland 10671 S. Jacob Smart Blvd. Ridgeland, SC 29936 (843) 726-5596 Santee 657 Bass Drive Santee, SC 29142 (803) 854-2451 Simpsonville 1 Five Forks Plaza Simpsonville, SC 29681 (864) 234-3954 St. George 5542 Memorial Boulevard St. George, SC 29477 (843) 563-2324 Summerville 402-D North Main Street Summerville, SC 29483 (843) 873-7221 (No Drive Thru Available) Walterboro 520 North Jefferies Blvd. Walterboro, SC 29488 (843) 549-1553 600 Robertson Boulevard Walterboro, SC 29488 (843) 549-1553 S C B T of the Piedmont Fort Mill 808 East Tom Hall Street Fort Mill, SC 29715 (803) 548-6292 817 Dave Gibson Boulevard Fort Mill, SC 29708 (803) 802-2040 9789 Charlotte Highway Suite 1000 Fort Mill, SC 29715 (803) 802-2750 (Loan Production Office) Rock Hill 1274 East Main Street Rock Hill, SC 29730 (803) 329-5100 1127 Ebenezer Road Rock Hill, SC 29732 (803) 329-1222 York 801 East Liberty Street York, SC 29745 (803) 684-5554 S u N B A N K Georgetown 1134 North Fraser Street Georgetown, SC 29440 (843) 436-2265 Murrells Inlet 4210 Highway 17 Bypass Murrells Inlet, SC 29576 (843)357-7007 Myrtle Beach 1125 48th Avenue North Myrtle Beach, SC 29578 (843) 839-5009 (Loan Production Office) This information is current as of February 28, 2006.

EXISTING MARKETS BY COUNTY

- Bamberg
- Beaufort
- Berkeley
- Charleston
- Colleton
- Dorchester
- Florence
- Georgetown
- Greenville
- Horry
- Jasper
- Lancaster
- Lexington
- Orangeburg
- Richland
- York

TARGETED EXPANSION MARKETS BY COUNTY

- Anderson
- Spartanburg



ALL DAY BANKING

As SCBT expanded to more and more locations throughout South Carolina, we also made a commitment to expand our hours. In 2005, SCBT introduced All Day Banking. Now, every transaction made Monday through Friday during business hours at any location throughout the state will be credited that business day. It's about banking on our customers' schedules, not the other way around.

FREE ONLINE BANKING

2005 saw the introduction of Free Online Banking, giving every customer worldwide, convenient, round-the-clock access to his or her personal accounts.

This information is current as of February 28, 2006.

27

C o R P o R A T E I N F o R M A T I o N General office SCBT Financial Corporation 520 Gervais Street Columbia, SC 29201 www.SCBandT.com Annual Meeting The Annual Meeting of Shareholders will be held at 2 p.m. on Tuesday, April 25, 2006 in the Dorchester-Jasper Room on the 2nd Floor, 520 Gervais Street in Columbia, South Carolina. Form 10-K and other Information Copies of SCBT Financial Corporation’s Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to: Karen L. Dey Controller SCBT Financial Corporation Post Office Box 1030 Columbia, SC 29202 (803) 765-4621 Analyst Contact Richard C. Mathis Chief Financial Officer SCBT Financial Corporation Post Office Box 1030 Columbia, SC 29202 (803) 765-4618 Stock Information The Company’s Common Stock is listed on the NASDAQ(R) Stock Market under the trading symbol SCBT.